Exhibit 8.0

ATTORNEYS AT LAW

A Professional Corporation

Riverfront Plaza, East Tower
951 East Byrd Street
Post Office Box 2499
Richmond, Virginia 23218-2499
804.783.2001

April 20, 2007

Virginia Savings Bank, F.S.B.	Virginia Savings Bancorp, Inc.
600 Commerce Avenue	600 Commerce Avenue
Front Royal, Virginia 22630	Front Royal, Virginia 22630

Reorganization of Virginia Savings Bank, F.S.B.

into a Holding Company Structure

Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the reorganization and merger to be effected among Virginia Savings Bancorp, Inc., a Virginia corporation (the “Holding Company”), Virginia Savings Bank, F.S.B., a federally chartered stock savings bank (the “Bank”), VSB Interim Federal Savings Bank, a to be formed interim federally chartered savings bank organized solely to facilitate this transaction (the “Interim Bank”), and the shareholders of the Bank’s issued and outstanding shares of common stock pursuant to an Agreement and Plan of Reorganization, dated as of April 19, 2007 (the “Agreement”), by and among the Holding Company, the Bank and the Interim Bank. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

The Reorganization Transaction

Pursuant to the Agreement and subject to various regulatory approvals, the Bank will become a wholly-owned subsidiary of the Holding Company pursuant to a statutory merger of the Interim Bank with and into the Bank, with the Bank continuing as the surviving entity (the “Reorganization”). As a result of the Reorganization, the Holding Company will become the parent holding company of the Bank, and the Bank will continue to conduct its business in substantially the same manner as prior to the Reorganization.

At the effective date of the Reorganization, each outstanding share of common stock of the Bank (“Bank Common Stock”) will be exchanged for and converted into one share of common stock of the Holding Company (“Holding Company Common Stock”). Holders of Dissenting Shares will be entitled to such rights as are granted by OTS regulations. Any amounts paid to a holder of Bank Common Stock pursuant to a right of appraisal will be paid by the Bank out of its own funds and will not be reimbursed by Holding Company or any affiliate of the Holding Company.

Alexandria	•	Blacksburg	•	Charlottesville	•	Glen Allen	•	Norfolk	•	Richmond	•	Roanoke	•	Virginia Beach	•	Washington DC

www.leclairryan.com

Virginia Savings Bank, F.S.B.

Virginia Savings Bancorp, Inc.

April 20, 2007

Examination

In connection with the preparation of this opinion, we have examined such documents concerning the Reorganization as we have deemed necessary. In our examination of such documents, we have assumed, without making any independent investigation and with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that such documents have been or will be duly executed to the extent required and that all statements set forth in such documents are accurate. We have based our conclusions on (he Internal Revenue Code of 1986 (the “Code”) and the regulations promulgated pursuant thereto, each as amended from time to time and in effect as of the date hereof, as well as existing judicial and administrative interpretations thereof, any of which may be changed at any time with retroactive effect (collectively, “Law”).

For purposes of the opinion set forth below, we have relied, with the consent of the Bank and the consent of the Holding Company, upon the accuracy and completeness of the statements and representations of fact (which statements and representations of fact we have neither investigated nor verified) contained in the Agreement and, respectively, in the certificates of the officers of the Bank and the Holding Company, and have assumed that such certificates will be complete and accurate as of the Effective Date. We have further assumed that any certifications, representations or statements made, or to be made, “to the best knowledge of” or similarly qualified, are true and correct without such qualification. We have not and will not attempt to verify the accuracy of the certifications, assumptions or representations.

We have also relied upon the accuracy of the Registration Statement on Form S-4 as filed on this date, and the preliminary proxy statement/prospectus included therein. We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the proxy statement/prospectus. All section references below are to the Code.

Opinion

Based upon and subject to the foregoing, and with due regard to such legal considerations as we deem necessary, we are of the opinion that for federal income tax purposes:

1. The Reorganization will constitute and qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code.

2. No gain, other income or loss will be recognized by the Holding Company (pursuant to Section 1032 of the Code) or the Bank (pursuant to Section 361 of the Code) as a result of the Reorganization.

3. Stockholders of the Bank who receive solely Holding Company Common Stock in exchange for their shares of Bank Common Stock will recognize no gain or loss as a result of the Reorganization (pursuant to Section 354(a)(l) of the Code).

4. The tax basis of Holding Company Common Stock received by Bank shareholders who exchange their Bank Common Stock solely for Holding Company Common Stock will be the same as the tax basis of the Bank Common Stock surrendered in exchange therefor (pursuant to Section 358(a)(l) of the Code).

Virginia Savings Bank, F.S.B.

Virginia Savings Bancorp, Inc.

April 20, 2007

5. The holding period of Holding Company Common Stock received by the Bank’s shareholders will include the period during which the Bank Common Stock surrendered in exchange therefor was held by such Bank shareholders, provided the Bank Common Stock was held as a capital asset on the date of the exchange.

This opinion is limited to the federal tax laws of the United States of America and is expressed as of the date hereof. This opinion also is limited to the matters expressly stated, and no opinion is implied or may be inferred beyond such matters. This opinion is further limited in that it does not purport to opine on the federal income tax consequences that may result as of the Effective Date to the extent that any of the representations or assumptions contained in this opinion are not true, or there has been an adverse change in the Law. We do not assume any obligation to update or supplement this opinion to reflect any fact or circumstance which hereafter comes to our attention or any change in the Law which hereafter occurs. This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Also, future changes in federal income tax laws and the interpretation thereof can have retroactive effect.

Further, this opinion does not address the tax consequences that may be relevant to particular categories of shareholders subject to special treatment under the federal income tax laws, such as shareholders who are dealers or traders in securities or who mark securities to market, financial institutions, insurance companies, tax-exempt organizations, persons who are not United Slates citizens or resident aliens or domestic entities (partnerships or trusts), or are subject to the alternative minimum tax (to the extent that tax affects the tax consequences), or who do not hold their shares as capital assets, or who hold their shares as part of a “straddle” or “conversion transaction” or constructive sale or other integrated transaction.

This opinion is provided in connection with the Reorganization as required by Section 3.1(d) of the Agreement, is solely for the benefit of the Holding Company, the Bank and the Bank’s shareholders, and may not be relied upon in any other manner or by any other person. We hereby consent to the tiling of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption “Material Federal Income Tax Consequences” and elsewhere in the proxy statement/prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This opinion may not be disclosed to any other person or used in any other manner without the prior written consent of the undersigned.

Very truly yours,

LeClair Ryan,
A Professional Corporation

By:	/s/ N. Pendleton Rogers
N. Pendleton Rogers
Vice President